Exhibit 10.47

EMPLOYMENT AGREEMENT

Between

Pu Yue

And

China Cablecom Holdings, Ltd.

Dated as of January 1, 2008

THIS EMPLOYMENT AGREEMENT (“Agreement”)

is made and entered into this

First day of January, 2008

(the “Effective Date”)

by and between

Pu Yue

(the “Employee”)

and

China Cablecom Holdings, Ltd.

(the “Company”)

BACKGROUND

WHEREAS, the Employee and the Company desire to enter into this Agreement for the purpose of the Company retaining the services of the Employee, and the Company wishes to provide the Employee with an inducement to remain with the Company;

NOW, THEREFORE, intending to be legally bound, and in consideration of the premises and the mutual promises set forth in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Employee agree as follows:

CERTAIN DEFINITIONS

“Affiliate” means with respect to any Person directly or indirectly Controlling, Controlled by, or under common Control with such Person.

“Ancillary Agreements” is as defined in Article 6.

“Board” means the Board of Directors of the Company.

“Business” means, with respect to the Company, acting as a joint venture provider of integrated cable television services in the People’s Republic of China and related activities, but which does not include the provision of Stand Alone Broadband Services (as defined below).

“Cash Compensation” is as defined in Section 2.1.

“Cause” means (i) the Employee commits a crime involving dishonesty, breach of trust, or physical harm to any person; (ii) the Employee willfully engages in conduct that is in bad faith and materially injurious to the Company, including but not limited to, misappropriation of trade secrets, fraud or embezzlement; (iii) the Employee commits a material breach of this Agreement, which breach is not cured within twenty (20) days after written notice to the Employee from the

Company; (iv) the Employee willfully refuses to implement or follow a reasonable and lawful policy or directive of the Company, which breach is not cured within twenty (20) days after written notice to the Employee from the Company; or (v) the Employee engages in malfeasance demonstrated by a pattern of failure to perform job duties diligently and professionally.

“Change in Control” means a change in ownership or control of the Company effected through either of the following transactions: (i) the direct or indirect acquisition by any person or related group of persons (other than an acquisition from or by the Company or by a Company-sponsored employee benefit plan or by a person that directly or indirectly controls, is controlled by, or is under common control with, the Company) of beneficial ownership (within the meaning of Rule 13d-3 of the Exchange Act) of securities possessing more than fifty percent (50%) of the total combined voting power of the Company’s outstanding securities pursuant to a tender or exchange offer made directly to the Company’s shareholders which a majority of the Continuing Directors who are not Affiliates or Associates of the offeror do not recommend such shareholders accept, or (ii) a change in the composition of the Board over a period of thirty-six (36) months or less such that a majority of the Board members (rounded up to the next whole number) ceases, by reason of one or more contested elections for Board membership, to be comprised of individuals who are Continuing Directors. “Continuing Directors” means members of the Board who either (i) have been Board members continuously for a period of at least thirty-six (36) months or (ii) have been Board members for less than thirty-six (36) months and were elected or nominated for election as Board members by at least a majority of the Board members described in clause (i) who were still in office at the time such election or nomination was approved by the Board. “Associate” has the meaning ascribed to such term in Rule 12b-2 promulgated under the Exchange Act.

“Company” is as defined in the Preamble.

“Compensation Committee” means the compensation committee of the Board of the Company or such other group of directors performing similar functions.

“Control” (including the terms “Controlling”, “Controlled by” and “under common Control with”) means the possession, directly or indirectly or as a trustee or executor, of the power to direct or cause the direction of the management of a Person, whether through the ownership of stock, as a trustee or executor, by contract or otherwise.

“Corporate Transaction” means any of the following transactions: (i) a merger or consolidation in which the Company is not the surviving entity, except for a transaction the principal purpose of which is to change the state in which the Company is incorporated; (ii) the sale, transfer or other disposition of all or substantially all of the assets of the Company; (iii) the complete liquidation or dissolution of the Company; (iv) any reverse merger or series of related transactions culminating in a reverse merger (including, but not limited to, a tender offer followed by a reverse merger) in which the Company is the surviving entity but (A) the Ordinary Shares outstanding immediately prior to such merger are converted or exchanged by virtue of the merger into other property, whether in the form of securities, cash or otherwise, or (B) in which securities possessing more than fifty percent (50%) of the total combined voting power of the Company’s outstanding securities are transferred to a person or persons different from those who held such securities immediately prior to such merger or the initial transaction culminating in such merger, but excluding any such transaction or series of related transactions that the Administrator determines shall not be a Corporate Transaction; or (v) acquisition in a single or series of related transactions by any person or related group of persons (other than the Company or by a Company-sponsored employee benefit plan) of beneficial ownership (within the meaning of Rule 13d-3 of the Exchange Act) of securities possessing more than fifty percent (50%) of the total combined voting power of the Company’s outstanding securities but excluding any such transaction or series of related transactions that the Administrator determines shall not be a Corporate Transaction.

“Effective Date” is as defined on the cover.

“Employee” is as defined in the Preamble.

“Employee Resignation” and “Employee Resignation Date” are defined in Section 3.1.2.

“Employment Contract Termination Date” means the later of April 15, 2011 or the date on which either the Company or the Employee elects not to extend this Agreement further by giving written notice to the other party.

“Employment Final Termination Date” means the date upon which the Employee’s employment with the Company ceases for any reason.

“Employment Term” is as defined in Section 1.1.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“Good Reason” in the context of the Employee’s resignation is defined as (a) a change in the Employee’s position which materially reduces the Employee’s level of responsibilities, duties or stature; (b) a reduction in the Employee’s Monthly Base Salary or (c) a relocation of the Employee’s principal place of employment from New York, New York by more than 50 miles.

“Monthly Base Salary” is as defined in Section 2.1 (i).

“Ordinary Shares” means the ordinary shares of the Company.

“Person” means an individual, corporation, partnership, limited liability company, limited partnership, association, trust, unincorporated organization or other entity or group (as defined in Section 13(d)(3) and Section 14(d)(2) of the Exchange Act).

“RMB” or Renminbi means the legal currency of the People’s Republic of China.

“Stand Alone Broadband Services” relate to stand alone, independent broadband services, including electronic program/television program-type publications.

“Subsidiary” means, with respect to any Person, any entity which securities or other ownership interests having ordinary voting power to elect a majority of the Board or other persons performing similar functions are at the time directly or indirectly owned by such Person.

“U.S. Dollars” or “US$” means the legal currency of the United States.

ARTICLE 1. EMPLOYMENT AND TERM

The Company hereby employs the Employee and the Employee hereby agrees to such employment by the Company during the Employment Term to serve as the Chief Executive Officer of the Company, with the customary duties, authorities and responsibilities of such position. The Employee shall perform such duties and responsibilities as are normally related to such position in accordance with the standards of the industry. The Employee shall abide by the Company’s rules, regulations and practices as they may from time-to-time be adopted or modified.

1.1

Employment Term. The “Employment Term” of this Agreement shall commence on the Effective Date and shall continue until the earlier of the Employment Contract Termination Date or the Employment Final Termination Date.

1.2

Working Time. During the Employment Term, the Employee shall devote so much of his attention, experience and efforts during normal business hours to the proper performance of his duties hereunder and to the Business and affairs of the Company as, in the reasonable judgment of the Executive Chairman of the Company, the conduct of the Business of the Company shall require. Notwithstanding the foregoing, nothing herein shall limit Employee from (i) serving as an officer, director and/or board committee member of China Broadband, Inc. and China Broadband, Ltd., consistent with the Employment Agreement, dated as of February 24, 2007, between the Employee and China Broadband, Ltd., as amended as of January 11, 2008, or being a security holder thereof (or of any successor); (ii) management of his personal and family investments; (iii) engaging in “Other Permitted Investments” (as defined below); (iv) serving as a director, board or other committee member or trustee or in any other advisory capacity to any companies or other entities if such activities do not materially interfere with his services to the Company; (v) serving on industry boards or committees and trade associations in a non-employee capacity; (vi) making speeches, writing articles or participating in public debate and discussions in and by the means of any medium of communication; and (vii) performing civic, community, public service, charitable, religious or philanthropic functions. “Other Permitted Investments” shall include: (x) investments in securities of publicly traded entities; and (y) passive investments in businesses not competitive with the Business of the Company, it being acknowledged that a “passive investment” shall be deemed to mean an investment in a business that does not require or result in the participation of the Employee in the management or operations of such business, except during times other than regular business hours and which do not materially interfere with his services to the Company.

1.3

Change in Control/Corporate Transaction. Notwithstanding the foregoing, if a Change in Control or Corporate Transaction occurs prior to the Employment Contract Termination Date, then the terms outlined in Article 4 shall apply.

ARTICLE 2. COMPENSATION PACKAGE AMOUNT

2.1

Cash Compensation. During the Employment Term, as compensation for services hereunder and subject to the performance of his obligations hereunder, the Employee shall be paid the cash compensation (the “Cash Compensation”), which consists of the following:

i.

Base Salary: base salary in the amount of RMB 900,000 payable in twelve monthly installments (“Monthly Base Salary”) and pro rated for the number of days actually worked by Employee in any month in which the Employment Contract Termination Date or the Employment Final Termination Date occurs, less all required deductions; Base Salary shall be reduced by withholdings required by law; and

ii.

Annual Performance Incentive Cash Bonus: Employee also shall be eligible to receive an annual performance incentive cash bonus for each calendar year (or partial calendar year), payable on or before April 30 of the following calendar year, subject to the Employee’s achievement of the annual performance targets, so long as his performance is verified and approved by the Compensation Committee in accordance with Section 2.5, with the Target Variable of 50% of annual Base Salary.

Incentive bonuses are at the discretion of the Company’s Board of Directors. Such bonus and pro rata portions thereof for any partial years, will be payable, according to Company policy, in effect from time to time.

iii.

Benefits. During the Employment Term, as further compensation for services hereunder, the Employee shall be entitled to health and life insurance providing international standard coverage as determined by the Compensation Committee after consultation with the Employee, with insurance premiums per individual family member in the amount of up to RMB 15,000 per year.

2.2

Individual Income Tax. The Employee shall be responsible for paying his own individual income tax, and Employee will certify in writing annually to the Board that he has accurately reported and timely paid all income tax due in connection with such compensation. The Company will make all required tax and statutory withholdings according to the PRC taxation laws and the tax amount will be deducted from the Employee’s Monthly Base Salary, which deduction Employee hereby consents to.

2.3

Annual Leave. The Employee shall be entitled to four weeks of annual leave with pay during each calendar year of the Employment Term, which must be taken in accordance with the Company’s vacation policy then in effect.

2.4

Travel Expenses Reimbursement. The Company shall pay or reimburse the Employee for reasonable business expenses actually incurred or paid by the Employee during the Employment Term, in the performance of his services hereunder.

2.5

Annual Review. The terms of the compensation package provided under this Agreement and the Employee’s recommendations in connection therewith shall be reviewed by the Compensation Committee and/or the Board from time to time. At a minimum, the

Company’s Compensation Committee will review in the second quarter of each calendar year or at such other time as the Company and Employee shall agree, (a) the compensation package of the Employee, including approval of the annual performance incentive cash bonus payable, if any, based on achievement of the prior calendar year’s Performance Targets and (b) the approval of Performance Targets (with specific qualitative and quantitative performance factors) and target variable for determining the annual incentive bonus payouts for the current calendar year. Except for agreed changes, if any, pursuant to clause (b) of the preceding sentence, any amendment agreed upon by the Board or the Compensation Committee and the Employee to the terms of the Employee’s compensation package will not be retroactive and shall take effect from the time such amendment is made. The parties hereto agree that, as a general principle, amendments to the compensation package of the Employee shall not be made to, directly or indirectly, address changes in applicable law (including tax laws) and other regulatory developments which affect the Employee.

ARTICLE 3. TERMINATION

3.1	General.

3.1.1. Company’s Right to Terminate. The Company shall have the right to terminate the employment of the Employee at any time with or without Cause, but the relative rights and obligations of the parties in the event of any such termination shall be determined under this Agreement.

3.1.2. Employee’s Resignation Right. The Employee shall have the right to resign for Good Reason and for any other reason with 30 days prior notice to the Company, but the relative rights and obligations of the parties in the event of any such resignation shall be determined under this Agreement (such event, an “Employee Resignation”, and the date of notice by the Employee to the Company, the “Employee Resignation Date”).

3.2	Termination Under Certain Circumstances.

3.2.1. Termination For Cause. In the event the Company terminates the Employee’s employment for Cause prior to the expiration of the Employment Term, subject to the Employee’s compliance with Article 5, the Company will be obliged to pay only the Standard Termination Entitlements as defined in Section 3.4.1.

3.2.2. Resignation For Any Reason Other Than Good Reason. In the event the Employee resigns for any reason other than Good Reason prior to the expiration of the Employment Term, subject to the Employee’s compliance with Article 5, the Company will be obliged to pay the Standard Termination Entitlements as defined in Section 3.4.1.

3.2.3. Termination Without Cause or Resignation for Good Reason. Except in the event of a Change in Control or a Corporate Transaction, in the event that the Company terminates the Employee’s employment without Cause or the Employee resigns for Good Reason, subject to the Employee’s compliance with Article 5, the Company will be obligated to pay the Standard Termination Entitlements as defined in Section 3.4.1 and the Severance Benefits as defined in Section 3.4.2.

3.2.4. Termination upon a Change in Control. In the event of a Change in Control or Corporate Transaction, the terms outlined in Article 4 shall apply.

3.3

Liquidated Damages. The Company and Employee hereby stipulate that the damages which may be incurred by the Employee as a consequence of any such termination of employment are not capable of accurate measurement as of the Effective Date and that the liquidated damages payments provided for in this Agreement constitute a reasonable estimate under the circumstances of, and are in full satisfaction of, all damages sustained as a consequence of any such termination of employment.

3.4	Definitions.

3.4.1. Standard Termination Entitlements. For all purposes of this Agreement, the “Standard Termination Entitlements” shall mean and include:

i.

the Employee’s earned but unpaid compensation (including, without limitation, salary, bonus and all other items which constitute wages under applicable law) as of the date of his termination of employment. This payment shall be made at the time and in the manner prescribed by law applicable to the payment of compensation but in no event later than 30 days after the date of the Employee’s termination of employment; and

ii.

the benefits, if any, due to the Employee (and the Employee’s estate, surviving dependents or his designated beneficiaries) under the employee benefit plans and programs and compensation plans and programs (including stock option plans) maintained for the benefit of the employees of the Company.

3.4.2. Severance Benefits. For all purposes of this Agreement, the Employee’s “Severance Benefits” shall mean:

i.

the payment of a lump sum amount equal to the total number of years between January 1, 2008 (the “Date of Hire”) and the Employment Final Termination Date multiplied by the Employee’s Monthly Base Salary in effect immediately prior to his termination of employment; if the Employment Final Termination Date occurs six months or more (but less than a full year) after an anniversary of the Date of Hire, such less-than-full-year period after the anniversary shall be included in the number of years referenced above (e.g., if the Employment Final Termination Date is two years and ten months after the Date of Hire, then the total number of years for purposes of this subsection would be 2.5).

ARTICLE 4. Change in Control or Corporate Transaction.

4.1	Employment Term. If a Change in Control or Corporate Transaction occurs prior to the Employment Contract Termination Date, then the Employment Term shall remain unchanged.

4.2

Severance Payment Amount. If a Change in Control or Corporate Transaction occurs prior to the Employment Contract Termination Date and the Company terminates the Employee’s employment without Cause or the Employee resigns for Good Reason, then the Employee will be entitled to (a) a payment equal to the greater of (x) 6 times the Monthly Rate of Compensation or (y) 12 months’ Monthly Base Salary less any compensation paid to the Employee during the period between the Change in Control or Corporate Transaction and Employment Final Termination Date, and (b) subject to the Employee’s compliance with Article 5, the Standard Termination Entitlements as defined in Section 3.4.1.

4.3

Health and Life Insurance Benefits. If a Change in Control or Corporate Transaction occurs prior to the Employment Contract Termination Date, then the Employee will be entitled to Company-paid contributions for health and life insurance premiums for the greater of six months or the number of months between the Employment Final Termination Date and the first anniversary of the Change in Control or Corporate Transaction.

4.4

Section 280G. In order to avoid the payment of excise tax imposed by Section 4999 of the Internal Revenue Code of 1986 (the “Code”), the Company may reduce the payments or benefits to the Employee (within the meaning of Section 280G(b)(2) of the Code). Such reduction may apply to cash payments, vesting acceleration of any stock options and other benefits received by the Employee, which could result in the acceleration of vesting of only a portion or none of then unvested stock options. In no event shall any payment be made under this Agreement if it would result in an excess parachute payment under section 280G of the Code.

ARTICLE 5. REMEDIES

In the event that any party to this Agreement believes that a breach of the Agreement has occurred, that party shall deliver written notice, in accordance with the terms of this Agreement, of the alleged breach to the other party to this Agreement.

ARTICLE 6. DISPUTE RESOLUTION

Any action to enforce the terms of this Agreement, or the breach, termination or invalidity thereof, may be brought in any State of Federal court located in the County of New York, State of New York, and if any such action is brought in a State or Federal court located in the County of New York, State of New York, no party shall dispute that such court is the proper venue for the claim.

ARTICLE 7. GENERAL PROVISIONS

7.1

Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly received if so given) by hand delivery, telegram, telex, or telecopy, or facsimile transmission, or by mail (registered or certified mail, postage prepaid, return receipt requested) or by any courier service, providing proof of delivery. All communications hereunder shall be delivered to the respective parties at the following addresses or to such other address as the party to whom notice is given may have previously furnished to the other parties hereto in writing in the manner set forth above:

If to the Employee: Mr. Pu Yue

If to the Company: ___________________________________________________________

7.2

Entire Agreement. This Agreement shall constitute the entire agreement between the Employee and the Company with respect to the Employee’s employment with the Company and supersedes any and all prior agreements and understandings, written or oral, with respect thereto.

7.3

Amendments and Waivers. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) only by an instrument in writing and signed by the party against whom such amendment or waiver is sought to be enforced.

7.4

Successors and Assigns. The personal services of the Employee are the subject of this Agreement and no part of the Employee’s or the Company’s rights or obligations hereunder or thereunder may be assigned, transferred, pledged or encumbered by the Employee or the Company. This Agreement shall inure to the benefit of, and be binding upon (a) the parties hereto, and (b) the heirs, administrators, executors and personal representatives of the Employee and the Company.

7.5

Governing Law and Venue. This Agreement, including the validity hereof and the rights and obligations of the parties hereunder, and all amendments and supplements hereof and all waivers and consents hereunder, shall be construed in accordance with and governed by the laws of the State of New York, USA, without giving effect to any conflicts of law provisions or rule, that would cause the application of the laws of any other jurisdiction.

7.6

Severability. If any provisions of this Agreement, as applied to any part or to any circumstance, shall be adjudged by a court to be invalid or unenforceable, the same shall in no way affect any other provision of this Agreement, the application of such provision in any other circumstances or the validity or enforceability of this Agreement.

7.7

Survival. The rights and obligations of the Company and Employee pursuant to Articles 3, 4, 5, 6 and 7 shall survive the termination of the Employee’s employment with the Company and the expiration of the Employment Term.

7.8	Captions. The headings and captions used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

7.9	Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

EMPLOYEE
By:
Pu Yue

CHINA CABLECOM HOLDINGS, LTD.
By:
Name:
Title: